Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Announces
Restricted Share Plan

Rancho Cucamonga, CA. (July 10, 2002) — Vineyard National Bancorp (NASDAQ:VNBC) announced today that its Board of Directors had adopted a restricted share plan. Under the plan, the Company is authorized to repurchase in the open market from time to time up to 25,000 shares of common stock. Total shares outstanding at June 30, 2002, was 1,925,792.

The purchase of any or all of such shares authorized for repurchase will be dependent on management’s assessment of market conditions. The shares repurchased by the Company under the plan will be used to attract, retain and motivate employees and officers of the Company, and to align the interests of those individuals with the Company’s shareholders.

The Company’s Chief Executive Officer, Norman Morales, stated that “The Company’s continued success is dependent upon the efforts of many key employees, and we believe that stock ownership is an invaluable tool to align everyone’s interests.”

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. The Bank operates six full-service branches located in Rancho Cucamonga, Chino, Diamond Bar, La Verne, Crestline and Blue Jay, in addition to a loan production office in Manhattan Beach. Shares of the Company’s common stock are traded on the NASDAQ under the ticker symbol VNBC.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Administration Office
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 987-0177 Fax: (909) 945-2975